Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Allegiance Bancshares, Inc. of our report dated March 9, 2018 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Allegiance Bancshares, Inc. for the year ended December 31, 2017.

/s/ Crowe LLP

Dallas, Texas
November 1, 2018